Form 8-K

Item 5. Other Events.

     USBANCORP, Inc. (the "Registrant") announced on May
26, 1998, that at its regularly scheduled board meeting on Friday, May 22, 1998, the Board of Directors has declared a 3 for 1 stock split in the form of a 200% stock dividend.
In a separate action related to the Company's Common Stock
Repurchase Program, the Board of Directors increased the maximum aggregate number of shares which can be repurchased to 1.4 million (4.2 million on a post-split basis) and the maximum aggregate cash outlay which can be used to support the repurchase program to $70 Million. For a more detailed description of the proposed transaction see the press release attached as Exhibit #99.1.

Exhibits
--------

Exhibit 99.1   Press release dated May 26, 1998,
               announcing that USBANCORP, Inc.'s, Board of Directors declared a 3 for 1 stock split in the form of a 200% stock dividend and increased the maximum aggregate number of shares which can be repurchased to 1.4 million and the maximum cash outlay which can be used to support the Company's Common
               Stock Repurchase Program to $70 million.


     Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


USBANCORP, Inc.

/s/Jeffrey A. Stopko
Jeffrey A. Stopko
Senior Vice President
& CFO

Date: May 27, 1998
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For information contact:
               Jeffrey A. Stopko                  Date:        May 26, 1998
               Senior Vice President &            For release: Immediately
               Chief Financial Officer
               (814) 533-5310


    USBANCORP Announces a 3 for 1 Stock Split and an
Increase in its Treasury Stock Buy-Back Program


     Johnstown, Pa.   USBANCORP, Inc. (NASDAQ: UBAN)
announced that at its regularly scheduled board meeting on Friday May 22, 1998, the Board of Directors declared a 3 for 1 stock split in the form of a 200% stock dividend.
The distribution will be payable July 31, 1998, to shareholders of record on July 16, 1998. There are currently approximately 4.8 million USBANCORP common shares outstanding; the stock split would increase that number to approximately 14.4 million shares.

     In a separate action related to the Company s Common
Stock Repurchase Program, the Board of Directors increased the maximum aggregate number of shares which can be repurchased to 1.4 million (4.2 million on a post-split basis) and the maximum aggregate cash outlay which can be used to support the repurchase program to $70 million. The previous limits had been 1.2 million shares and $45 million. The Board of Directors also eliminated the previous maximum price per share repurchase threshold of 250% of book value. These actions reaffirm the Company s belief that an active treasury stock buyback program is a critical tool needed for effective capital management.

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     Finally, as previously announced at the Company s
Annual Meeting, the Board of Directors also declared an increased quarterly cash dividend. The new quarterly cash dividend of $0.42 per share ($0.14 per share on a post-split basis) will be paid July 1, 1998 to shareholders of record June 3, 1998. The following table summarizes the declaration, record, and payable dates for the cash and stock dividend:

                       Cash Dividend      Stock Split/Dividend
Declaration date       May 22, 1998       May 22, 1998
Record date            June 3, 1998       July 16, 1998
Payable date           July 1, 1998       July 31, 1998


     USBANCORP, a community bank holding company, is the parent of U.S. Bank and USBANCORP Trust Company in
Johnstown and Three Rivers Bank and Trust Company in
Pittsburgh. The Company s subsidiaries provide full services banking to six Southwestern Pennsylvania counties through forty-three community offices. At March 31, 1998, USBANCORP had total assets of $2.2 billion and shareholders equity of $156 million or $32.47 per common share.

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